Exhibit 2.1

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of December 20, 2018 (the “Amendment”), is entered into by and among Arsanis, Inc., a Delaware corporation (“Public Company”), Artemis AC Corp., a Delaware corporation and a wholly-owned subsidiary of Public Company (“Merger Sub”), and X4 Pharmaceuticals, Inc., a Delaware corporation (the “Merger Partner” and together with Public Company and Merger Sub, the “Parties”).

RECITALS

WHEREAS, the Parties have entered into an Agreement and Plan of Merger dated as of November 26, 2018 (the “Agreement”);

WHEREAS, the Parties wish to amend the Agreement to, among other things, revise the treatment of the Merger Partner Stock Plans; and

WHEREAS, the Agreement may be amended by an instrument in writing signed on behalf of each of Public Company, Merger Sub and Merger Partner and authorized by each of their respective boards of directors.

AGREEMENT

THEREFORE, in consideration of the foregoing recitals (which are incorporated as an integral part hereof), the mutual agreements of the Parties set forth in the Agreement, and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the Parties hereby agree as follows:

1. Defined Terms. Capitalized terms used in this Amendment that are not otherwise defined shall have the meanings set forth in the Agreement.

2. Amendment of Section 2.3. Section 2.3 of the Agreement is hereby amended and restated in its entirety to read as follows:

“2.3 Merger Partner Stock Plans and Merger Partner Warrants.

(a) At the Effective Time, each outstanding option to purchase Merger Partner Common Stock (each, a “Merger Partner Stock Option” and collectively, the “Merger Partner Stock Options”), whether vested or unvested, and all stock option plans or other stock or equity-related plans of Merger Partner (the “Merger Partner Stock Plans”) shall be assumed by Public Company and shall become an option to acquire, on the same terms and conditions as were applicable under such Merger Partner Stock Option immediately prior to the Effective Time, such number of shares of Public Company Common Stock as is equal to the number of shares of Merger Partner Common Stock subject to the unexercised portion of such Merger Partner Stock Option immediately prior to the Effective Time multiplied by the Common Stock Exchange Ratio (rounded down to the nearest whole share number), at an exercise price per share equal to the exercise price per share of such Merger Partner Stock Option immediately prior to the Effective Time divided by the Common Stock Exchange Ratio (rounded up to the nearest whole cent); provided that the assumption of each Merger Partner Stock Option pursuant to this Section 2.3(a) shall comply with all requirements of Sections 424 and 409A of the Code and the U.S. Department of Treasury regulations issued thereunder, as applicable. Such Merger Partner Stock Options shall continue in effect on the same terms and conditions to which they are currently subject (subject to the adjustments required by this Section 2.3 after giving effect to the Merger). Merger Partner shall, prior to the Effective Time, take all actions necessary or desirable (as reasonably determined by the Merger Partner) in connection with the treatment of Merger Partner Stock Options contemplated by this Section 2.3(a), including obtaining the consent from each holder of any Merger Partner Stock Options (if such consent is required under the terms of the applicable agreement, instrument or plan). At the Effective Time, Public Company shall assume the Merger Partner Stock Plans such that stock options and other equity-based awards may be issued with respect to the shares available for grant thereunder as of immediately prior to the Effective Time (subject to appropriate adjustment for the Common Stock Exchange Ratio) in respect of Public Company Common Stock under such Merger Partner Stock Plan or a Public Company Stock Plan.

(b) As soon as practicable after the Effective Time, Public Company shall deliver to the participants in Merger Partner Stock Plans appropriate notice setting forth such participants’ rights pursuant to Merger Partner Stock Options, as provided in this Section 2.3.

(c) Public Company shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Public Company Common Stock for delivery upon exercise of Merger Partner Stock Options and the issuance of stock options and other equity-based awards from the shares available for grant as of immediately prior to the Effective Time under the Merger Partner Stock Plans assumed in accordance with this Section 2.3. As promptly as practicable after the Effective Time but in no event later than five (5) Business Days following the Effective Time, Public Company shall file a registration statement on Form S-8 (or any successor form) or another appropriate form with respect to the shares of Public Company Common Stock subject to such options and such Merger Partner Stock Plans and shall use reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

(d) Merger Partner shall terminate any employee stock purchase plans in accordance with their terms as of or prior to the Effective Time.

(e) At the Effective Time, by virtue of the Merger, each Merger Partner Warrant outstanding immediately prior to the Effective Time shall be automatically assumed by Public Company and shall become a warrant to acquire, on the same terms and conditions as were applicable under such Merger Partner Warrant, such number of shares of Public Company Common Stock as is equal to the number of shares of Merger Partner Common Stock subject to the unexercised portion of such Merger Partner Warrant immediately prior to the Effective Time multiplied by the Common Stock Exchange Ratio or the Preferred Stock Exchange Ratio, as the case may be (in each case, rounded down to the nearest whole share number, or as otherwise provided in the applicable Merger Partner Warrant), at an exercise price per share equal to the exercise price per share of such Merger Partner Warrant immediately prior to the Effective Time divided by the Common Stock Exchange Ratio or the Preferred Stock Exchange Ratio, as the case may be (in each case, rounded up to the nearest whole cent, or as otherwise provided in the applicable Merger Partner Warrant) (each, as so adjusted, an “Adjusted Warrant”). Merger Partner shall, prior to the Effective Time, take all actions necessary or desirable in connection with the treatment of Merger Partner Stock Warrants contemplated by this Section 2.3(e). Public Company shall take all corporate actions necessary to reserve for issuance of shares of Public Company Common Stock that will be subject to the Adjusted Warrants.”

3. Effective Date of this Amendment. This Amendment shall be effective when signed by the Parties hereto.

4. Reference to the Agreement. On and after the effective date of this Amendment, each reference in the Agreement to “the Agreement,” “this Agreement,” “hereunder” and “hereof” or words of like import shall refer to the Agreement as amended by this Amendment. The Agreement, as amended by this Amendment, is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.

5. Governing Law. All matters arising out of or relating to this Amendment (including its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

6. Entire Agreement. The Agreement (including the Schedules, Annexes and Exhibits thereto and the documents and instruments referred to therein that are to be delivered at the Closing), as amended by this Amendment, constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, or any of them, written or oral, with respect to the subject matter thereof and hereof and the Parties expressly disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in the Agreement. Notwithstanding the foregoing, the Confidentiality Agreement shall remain in effect in accordance with its terms.

7. Counterparts. This Amendment may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. This Amendment may be executed and delivered by facsimile or by an electronic scan delivered by electronic mail.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ARSANIS, INC.

By:	/s/ Michael Gray
Name: Michael Gray
Title: President and Chief Executive Officer and Chief Financial Officer

ARTEMIS AC CORP.

By:	/s/ Michael Gray
Name: Michael Gray
Title: President

X4 PHARMACEUTICALS, INC.

By:	/s/ Paula Ragan
Name: Paula Ragan, Ph.D.
Title: President & Chief Executive Officer

[Signature Page to First Amendment to Agreement and Plan of Merger]